Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Reports Financial Results

for the First Quarter of 2011

Syracuse, New York — (Businesswire) – May 10, 2011 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the first quarter ended April 3, 2011.

Highlights for the first quarter of 2011 versus the first quarter of 2010 include:

•	Total revenues increased 1.1% to $197.2 million in the first quarter of 2011 compared to $195.1 million in the first quarter of 2010;

•	Comparable restaurant sales increased 13.5% at Pollo Tropical, 2.0% at Taco Cabana, but decreased 5.0% at Burger King;

•	Net income for the first quarter of 2011 was $2.2 million, or $0.10 per diluted share, compared to net income of $2.3 million, or $0.11 per diluted share in the first quarter of 2010; and

•

Earnings in the first quarter of 2011 were after impairment, other lease charges and other income of $1.0 million, or $0.03 per diluted share after tax. Earnings in the first quarter of 2011 also included approximately $0.3 million, or $0.01 per diluted share after tax, of costs incurred in connection with the Company’s planned spin-off of its Hispanic Brands. Earnings in the first quarter of 2010 included impairment and other lease charges of $0.3 million, or $0.01 per diluted share.

As of April 3, 2011, the Company owned and operated 550 restaurants, including 304 Burger King, 90 Pollo Tropical and 156 Taco Cabana restaurants, and also franchised 34 restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “The positive response to the initiatives we are taking at Pollo Tropical and Taco Cabana, measured in terms of new customers and customer frequency, we believe are a reflection of the growing appeal of these two brands. Our growth in comparable restaurant sales at our Hispanic Brands has come about substantially from increased customer counts at both lunch and dinner, as menu price increases have been minimal. While new unit growth at our Hispanic Brands had been substantially curtailed due to the uncertainty created by the recession, reestablishing a strong pipeline of new sites is a priority for these brands as we embark on a more ambitious new unit development plan going forward. With regard to Burger King, the brand continues to experience sales weakness which has weighed on our overall results.”

First Quarter 2011 Results

Total revenues increased 1.1% to $197.2 million in the first quarter of 2011 from $195.1 million in the first quarter of 2010, with revenues from the Company’s Hispanic Brands increasing 7.5% to $115.6 million from $107.5 million.

Pollo Tropical revenues increased 14.8% to $52.2 million in the first quarter of 2011 from $45.5 million in the first quarter of 2010. Pollo Tropical comparable restaurant sales increased 13.5%. One Pollo Tropical restaurant was closed during the period.

Taco Cabana revenues increased 2.2% to $63.4 million in the first quarter of 2011 from $62.0 million in the first quarter of 2010. Taco Cabana comparable restaurant sales increased 2.0%. One Taco Cabana restaurant was opened during the period.

Burger King revenues decreased 6.8% to $81.6 million in the first quarter of 2011 from $87.6 million in the first quarter of 2010. Burger King comparable restaurant sales decreased 5.0%. One Burger King restaurant was relocated within its market and another restaurant was closed during the period.

General and administrative expenses increased to $13.9 million during the first quarter of 2011 from $12.5 million in the first quarter of 2010, and, as a percentage of total revenues, increased from 6.4% to 7.0%. These expenses included $0.3 million of costs incurred in connection with various activities related to the planned spin-off of the Company’s Hispanic Brands.

Income from operations decreased to $7.9 million during the first quarter of 2011 from $8.5 million in the first quarter of 2010, and as a percentage of total revenues, decreased from 4.4% to 4.0%.

Interest expense decreased to $4.6 million during the first quarter of 2011 from $4.7 million in the first quarter of 2010.

Impairment and other lease charges were $1.1 million in the first quarter of 2011 and included impairment charges of $0.8 million relating to five Burger King restaurants and a $0.2 million lease charge due to the closure of a Pollo Tropical restaurant in the first quarter of 2011.

Net income for the first quarter of 2011 was $2.2 million, or $0.10 per diluted share, compared to net income of $2.3 million, or $0.11 per diluted share in the prior year. Earnings in the first quarter of 2011 were after impairment and other lease charges and other income of $1.0 million, or $0.03 per diluted share after tax. Earnings in the first quarter of 2011 also included approximately $0.3 million, or $0.01 per diluted share after tax, of costs incurred in connection with the Company’s planned spin-off of its Hispanic Brands. Earnings in the first quarter of 2010 included impairment and other lease charges of $0.3 million, or $0.01 per diluted share.

2011 Outlook

The Company is not providing specific earnings guidance for 2011. However, the Company is providing the following updated information which does not include any impact from the potential spin-off transaction or the planned refinancing:

•	Comparable restaurant sales are now expected to increase approximately 6% to 8% for Pollo Tropical (compared to 3% to 5% announced previously) and to increase approximately 2% to 3% for Taco Cabana (compared to 1% to 2% announced previously). Burger King comparable restaurant sales are expected to be negative for the full year but improve from current trends in the second half of the year;

•	Commodity costs are now expected to increase 3% to 4% for Pollo Tropical, 7% to 8% for Taco Cabana and 5% to 6% for Burger King;

•

For 2011, the Company currently plans to open five to seven new Hispanic Brand restaurants and to relocate one Burger King restaurant. In 2011, the Company plans to close one Pollo Tropical and seven Burger King restaurants (excluding the relocated restaurant);

•	Total capital expenditures are still estimated to be in the $45 million to $55 million range; and

•	The Company’s annual effective tax rate is now estimated to be 32% to 33%.

Mr. Vituli added, “Increasing commodity inflation is beginning to pressure margins, particularly at Burger King and Taco Cabana. To offset this, we will be taking some menu price increases at all of our brands. We believe that on a relative value basis, our Hispanic Brands are particularly well positioned so that we can selectively raise menu prices and still maintain very favorable customer value scores. For Burger King, we are hopeful that the brand will begin to show improvements in sales trends and profitability in the second half of the year.”

Mr. Vituli concluded, “We are forging ahead with our plans to separate our Hispanic Brands from our Burger King business by creating two independent publicly owned companies, which would permit each company to pursue its own distinct business opportunities. This is a complex process involving a number of steps including the refinancing of our existing debt. We currently contemplate that the refinancing would be comprised of term loan borrowings under a senior secured bank credit facility for our Burger King business and the issuance of senior secured notes for our Hispanic Brands. The refinancing is expected to be completed in June or July and the spin-off by year-end. Moreover, we are building our business plans to position each separate company to improve shareholder value for each of its respective shareholder constituents.”

Conference Call Today

The Company will host a conference call to discuss the first quarter 2011 financial results today at 8:30 AM Eastern Time.

The conference call can be accessed live over the phone by dialing 877-941-1427 or for international callers by dialing 480-629-9664. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4435782. The replay will be available until Tuesday, May 17, 2011. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 550 company-owned and operated restaurants in 16 states as of April 3, 2011, and 34 franchised restaurants in the United States, Puerto Rico, Ecuador, Honduras, Trinidad and the Bahamas. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of our strategies, intentions or plans, (including, without limitation, the Company’s consideration of a potential spin-off transaction) are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended March 31, (a)
	2011	2010
Revenues:
Restaurant sales	$196,873	$194,667
Franchise royalty revenues and fees	365	477

Total revenues	197,238	195,144

Costs and expenses:
Cost of sales	60,315	59,198
Restaurant wages and related expenses (b)	58,568	59,134
Restaurant rent expense	12,054	12,356
Other restaurant operating expenses	27,924	28,232
Advertising expense	7,503	6,846
General and administrative expenses (b)	13,856	12,497
Depreciation and amortization	8,108	8,122
Impairment and other lease charges	1,080	270
Other income (c)	(106)	—

Total costs and expenses	189,302	186,655

Income from operations	7,936	8,489
Interest expense	4,613	4,743

Income before income taxes	3,323	3,746
Provision for income taxes	1,077	1,432

Net income (d)	$2,246	$2,314

Basic and diluted net income per share	$0.10	$0.11

Basic weighted average common shares outstanding	21,643	21,614

Diluted weighted average common shares outstanding	22,068	21,838

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three months ended April 3, 2011 and April 4, 2010 are referred to as the three months ended March 31, 2011 and March 31, 2010, respectively, both of which included 13 weeks.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $10 and $14 for the three months ended March 31, 2011 and 2010, respectively. General and administrative expenses include stock-based compensation expense of $665 and $379 for the three months ended March 31, 2011 and 2010, respectively.
(c)	Other income in 2011 was due to a gain on an insurance recovery from a fire at a Burger King restaurant in 2010.
(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended March 31, 2011 and 2010 was $2,248 and $2,316, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited) Three Months Ended March 31,
	2011	2010
Segment revenues:
Burger King	$81,622	$87,619
Pollo Tropical	52,235	45,493
Taco Cabana	63,381	62,032

Total revenues	$197,238	$195,144

Change in comparable restaurant sales: (a)
Burger King	(5.0)%	(6.4)%
Pollo Tropical	13.5%	3.7%
Taco Cabana	2.0%	(2.0)%

Adjusted Segment EBITDA: (b)
Burger King	$1,141	$3,786
Pollo Tropical	10,059	6,727
Taco Cabana	6,493	6,761

Average sales per restaurant: (c)
Burger King	$270	$282
Pollo Tropical	577	497
Taco Cabana	408	397

New restaurant openings:
Burger King	1	—
Pollo Tropical	—	—
Taco Cabana	1	—

Total new restaurant openings	2	—

Restaurant closings:
Burger King	(2)	(1)
Pollo Tropical	(1)	—
Taco Cabana	—	—

Net new restaurants	(1)	(1)

Number of company owned restaurants:

Burger King	304	311
Pollo Tropical	90	91
Taco Cabana	156	156

Total company owned restaurants	550	558

	At 4/3/11	At 1/2/11
Long-term debt (d)	$266,979	$263,513

(a)	Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.
(b)

Adjusted Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other loss (income) and gains or losses on extinguishment of debt. Adjusted Segment EBITDA is used because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Adjusted Segment EBITDA for Burger King restaurants includes general and administrative expenses related directly to the Burger King segment as well as the expenses associated with administrative support to all three of of the Company’s segments including executive management, information systems and certain accounting, legal and other administrative functions.

(c)	Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of restaurants for the applicable segment for such period.
(d)	Long-term debt (including current portion) at April 3, 2011 included $165,000 of the Company’s 9% senior subordinated notes, $90,736 of outstanding borrowings under its senior credit facility, $10,061 of lease financing obligations and $1,182 of capital lease obligations. Long-term debt (including current portion) at January 2, 2011 included $165,000 of the Company’s 9% senior subordinated notes, $87,250 of outstanding borrowings under its senior credit facility, $10,061 of lease financing obligations and $1,202 of capital lease obligations.